Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

                    Votes for    Votes withheld
Liaquat Ahamed      24,115,279   1,051,207
Ravi Akhoury        24,067,285   1,099,201
Barbara M. Baumann  24,173,310   993,175
Jameson A. Baxter   24,101,040   1,065,445
Charles B. Curtis   24,162,851   1,003,634
Robert J. Darretta  24,123,824   1,042,662
Katinka Domotorffy  24,174,532   991,953
John A. Hill        24,141,231   1,025,254
Paul L. Joskow      24,037,977   1,128,509
Kenneth R. Leibler  24,127,555   1,038,931
Robert E. Patterson 24,137,552   1,028,934
George Putnam, III  24,125,338   1,041,148
Robert L. Reynolds  24,171,297   995,188
W. Thomas Stephens  24,161,000  1,005,485

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for   Votes against Abstentions   Broker non-votes
17,357,764   442,952       1,634,776     5,730,993

A proposal to adopt an Amended and Restated Declaration of Trust was approved, as follows:

Votes for   Votes against Abstentions   Broker non-votes
17,282,069   385,118       1,768,305     5,730,993

All tabulations are rounded to the nearest whole number.